Exhibit 99.1

Investor Contacts Linda Ventresca AXIS Capital Holdings Limited investorrelations@axiscapital.com (441) 405-2727	Media Contacts Michael Herley Kekst and Company michael-herley@kekst.com (212) 521-4897

AXIS CAPITAL ANNOUNCES CEO SUCCESSION PLAN FOR MAY 2012

— John R. Charman to retire as CEO and President and become Chairman of the Board of Directors —

— Current CFO Albert Benchimol to be appointed new CEO and President —

— Michael A. Butt to retire as Chairman of Board —

Pembroke, Bermuda, December 12, 2011 – AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today announced that John R. Charman will retire as Chief Executive Officer and President effective May 3, 2012, the date of the Company’s 2012 Annual General Meeting of Shareholders. Mr. Charman will be succeeded by Albert Benchimol, who will become Chief Executive Officer and President, also effective May 3, 2012. Mr. Benchimol currently serves as the Company’s Chief Financial Officer and as a member of its Executive Management Committee.

Mr. Charman will remain with the Company in the position of Chairman of the Board of Directors, succeeding Michael A. Butt, who is stepping down as Chairman of the Board but will continue to serve as a member of the Board of Directors. As Chairman, Mr. Charman will remain actively involved with the Company, ensuring a seamless transition in leadership. Mr. Benchimol will be appointed to the Board of Directors effective January 1, 2012. The Company has initiated a search for Mr. Benchimol’s successor as CFO, and is considering both internal and external candidates.

“Throughout my forty years in the industry I have always held the view that it is critical to the ongoing well-being of a company that a CEO (much like a houseguest) should not outstay his or her welcome. After ten years as CEO, the time is right for AXIS Capital to put in place the next generation of leadership. I have worked closely with Albert over the last year and have watched him build strong relationships across our fine Company while navigating an extremely difficult market and challenging global financial conditions. AXIS Capital has been at the very heart of my life for the last decade. I am confident that the Company is in very good hands with Albert as our new leader. He is a one hundred percent fit for our strong AXIS culture,” said Mr. Charman.

Mr. Charman continued, “I plan to remain active in my new role as Chairman of the Board and will work closely with Albert and the Board to ensure a smooth leadership transition. Our Company has assembled an extremely high quality Board of Directors over the years, and I very much look forward to working with them in my new role as Chairman. I also owe a great debt of gratitude to Michael Butt, our outgoing Chairman, for his unwavering support, advice, and counsel over the last nine years.”

Mr. Benchimol commented on his appointment, stating, “I’m excited about the future of AXIS Capital and its businesses, and wish to thank the Board of Directors for its confidence in me as the next CEO of AXIS Capital. Importantly, I would like to personally thank John for his steadfast leadership of our Company over the past decade, for his strong track record of building our global specialty franchise and creating significant shareholder value. It will be my mandate as CEO to build upon the solid foundation John has provided by driving appropriate organizational development in all aspects of our businesses.”

Mr. Benchimol continued, “I intend to sustain a culture that is driven by a strong focus on underwriting discipline and risk management, and my mission is to ensure our Company continues to deliver long-term value for its stakeholders, including employees, clients, distribution partners, and shareholders, by maintaining consistency and sustainability of our strong global franchise as it enters its second decade. I look forward to the task at hand, and to working with our Board, strong executive management team and thousand-plus dedicated employees of our Company to continue our strong record of performance.”

Prior to joining the Company, Mr. Benchimol served as Executive Vice President and Chief Financial Officer at PartnerRe Ltd., a position he held since joined PartnerRe in 2000. In 2007, he took on the additional role of CEO of PartnerRe Ltd’s. Capital Markets Group. Mr. Benchimol also previously served as the Senior Vice President and Treasurer at Reliance Group Holdings Inc. Mr. Benchimol holds an M.B.A. in Finance and Marketing and a B.S. in Physiology and Immunology from McGill University in Montreal, Quebec, Canada.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at September 30, 2011 of $5.4 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and Australia. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) with a “Positive Outlook” by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.